Exhibit 99.1

5835 Peachtree Corners East - Norcross, GA 30092
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Health Canada Approves Guided Therapeutics’ LuViva™ Advanced Cervical

Scan for Detecting Precancer of the Cervix

NORCROSS, GA (December 14, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced that Health Canada has granted marketing approval for the LuViva™ Advanced Cervical Scan.

The approval by Health Canada provides LuViva access to the United States’ largest trading partner and to other markets that recognize Canadian device approval.

“Receiving Health Canada marketing approval for LuViva is a significant milestone for the product and the company,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “We are in discussions with potential distributors in Canada and expect this approval to advance the process. Additionally, the Health Canada approval helps to jumpstart and support the regulatory process in some Latin America and Southeast Asian countries.”

Each year, about 5.7 million women in Canada undergo Pap test screening for cervical cancer, with as many as 400,000 receiving an abnormal Pap result. These women are then scheduled for a follow-up exam, called a colposcopy, which typically includes a biopsy. The wait times for colposcopy examinations in Canada are two to six months. LuViva is designed to reduce wait times and provide results immediately at the point of care.

“We believe that LuViva has the potential to bring a new level of efficiency to women’s healthcare in Canada and improve the standard of care by providing immediate results with a painless, one-minute test,” said Dr. Faupel.

LuViva scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively. Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting changes at the cellular level. Unlike Pap or human papillomavirus (HPV) tests, LuViva does not require laboratory analysis or a tissue sample.

The Health Canada application was filed under the former name, “LightTouch” and will be amended to reflect the name change to LuViva.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s esophagus using the same technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva™ Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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Contacts:
Media: Katie Brazel, Fleishman-Hillard – 404-739-0150	Investors: Alison Ziegler, Cameron Associates – 212-554-5469
Guided Therapeutics: Bill Wells – 770-242-8723